UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1 to
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2008

TASKER PRODUCTS CORP.
(Exact name of Registrant as specified in its charter)

Delaware	0-32019	88-0426048
(State of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

21-00 Route 208
Fairlawn, NJ 07410
(Address of principal executive offices)

Registrant's telephone number: (201) 475-7329

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This document amends and restates Item 1.01 in the current report on Form 8-K dated August 6, 2008 and previously filed by Tasker Products Corp. (the “Company”).

Item 1.01 Entry into a Material Definitive Agreement.

As of August 6, 2008, holders of 6% Secured Convertible Notes due September 27, 2010 and 6% Secured Convertible Notes due December 20, 2010 (collectively, the “Notes”) representing greater than 80% of the outstanding principal amount of such notes have agreed to waive and/or amend (the “Consent and Agreement”) certain terms and conditions with respect to the Notes, the related warrants and the related subscription agreements.

As reported previously, the Company has received, at various dates since April 2008, cash in connection with bridge loans (the “Bridge Loans”) and has entered into an agreement with a private placement agent to raise additional funds (the “Qualified Raise”), the terms of which are still under negotiation. The Company is currently seeking up to $6.0 million through the Qualified Raise (which amount includes the Bridge Loans), and an additional $2.0 million through a receivables-based revolving financing (the “Revolving Financing”). There can be no assurances that the Company will be able to raise any funds pursuant to this private placement agreement.

The material waivers and/or amendments to the Notes are as follows:

•	The Qualified Raise, the Revolving Financing and the Bridge Loans will be senior to the Notes.

•
The conversion price adjustments applicable to the Notes that would otherwise be made in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans have been waived in favor of a new conversion price as follows: (A) in the event that the conversion price for the notes expected to be issued in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans is greater than or equal to $0.040 per share, the new conversion price is reduced to $0.044 per share, and the effective date for this new conversion price is July 30, 2008; (B) in the event that the conversion price for the notes expected to be issued in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans is less than $0.040 per share, the new conversion price will be further reduced to the price that equals the product of the conversion price of such notes multiplied by 1.1.

•	The maturity of the Notes will be extended by six months.

•
The adjustments to the face value and exercise price of the warrants that were issued with the Notes that would otherwise be made to such warrants in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans have been waived in favor of keeping the same number of warrants at a new exercise price as follows: (A) in the event that the exercise price of the warrants expected to be issued in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans equals or exceeds $0.07 per share, the new exercise price will remain at, or be reduced to, $0.07 per share, and (B) in the event that the exercise price of the warrants expected to be issued in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans is, or should become, less than $0.07 per share, the new exercise price will be reduced by an amount equal to the product of the then exercise price of such warrants multiplied by 1.2.

•	The adjustments to the conversion and exercise price described above will not result in further adjustment to the conversion and exercise price, except as described above.

•
Piggy back registration rights and participation rights were waived with respect to the Qualified Raise, the Revolving Financing and the Bridge Loans and the Company was permitted to grant immediate registration rights to any shares underlying the notes and/or warrants to be issued in the Qualified Raise, the Revolving Financing and the Bridge Loans.

•
The collateral agent with respect to the Notes was authorized to subordinate any collateral securing the Notes to the proposed security interest with respect to the Qualified Raise, the Revolving Financing and the Bridge Loans.

•
The amendment provisions of the Notes were changed to permit each holder to consent to the amendment of its Note without affecting other Notes and to permit amendment of all Notes upon the consent of at least 95% of the aggregate principal amount of the Notes then outstanding and amendment of all related warrants upon the consent of holders of warrants exercisable for at least 95% of shares issuable upon exercise of all warrants.

In addition, the Consent and Agreement provides that options and/or warrants exercisable for up to 4,500,000 shares of Common Stock to employees and/or consultants of the Company are permitted to be subject to exercise price anti-dilution protection under certain conditions.

In exchange for the above, the Company has agreed promptly to change its transfer agent to Continental Stock Transfer & Trust Company and to enter into an agreement with Conversion Agents LLC relating to the Notes and related warrants.

For those holders with respect to whom the Company receives a fully completed Consent and Agreement, the new exercise price for the related warrants, as described above, is effective from July 30, 2008.

This report shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tasker Products Corp.

Date: August 13, 2008	By:	/s/ Doreen J. Remmen
Doreen J. Remmen
Chief Financial Officer